UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2012
Date of Report (Date of earliest event reported)

WORLDSTAR ENERGY, CORP.
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-27229 (Commission File Number)	88-0409163 (IRS Employer Identification No.)

Rm 803, 8/F, Jubilee Centre No. 42 Gloucester Road Wanchai, Hong Kong, China (Address of principal executive offices)	N/A (Zip Code)

(852) 2790 5157
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
1.02	Termination of a Material Definitive Agreement
9.01	Financial Statements and Exhibits

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.02     Termination of a Material Definitive Agreement

Fire Block Technologies Inc. ("Fire Block Technologies") has terminated, as of September 11, 2012, the exclusive sublicense granted to WorldStar Energy, Corp. (the "WSTR Sublicense") on June 29, 2011, to use and apply, in Southeast Asia, including China, the patent-pending processes and solutions licensed by Fire Block Technologies from Fire Block International Inc., a private Canadian company, for the manufacture of engineered construction products from palm oil tree waste material with zero ignition and zero flame spread properties.

The WSTR Sublicense was for a 10 year term, and was renewable for successive periods of 10 years each. WorldStar agreed to pay a CAD$150,000 acquisition fee to Fire Block Technologies, to be paid by the issuance of 10,000,000 fully paid shares of common stock in the capital of WorldStar to Fire Block Technologies, and to pay a continuing royalty to Fire Block Technologies. In order to preserve the license rights, WorldStar was required to purchase from Fire Block Technologies certain escalating minimum quantities of Zeroignition(TM) Solution during each year of the term of the WSTR Sublicense.

Fire Block Technologies terminated the WSTR Sublicense on the basis that WorldStar failed to meet its obligations to pay the acquisition fee of $150,000 and to make purchases of Zeroignition Fire Retardant in the first year of the WSTR Sublicense in the minimum amount of CAD$5,000,000.

In its notice of termination, Fire Block Technologies has demanded payment from WorldStar of damages in the amount of $5,150,000, but has not yet filed legal proceedings against WorldStar.

Legal Note Respecting Trademark: Zeroignition(TM) is a trademark controlled by Fire Block International Inc.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01      Financial Statements and Exhibits

(d)     Exhibits.
Exhibit Number	Description of Exhibit
99.1	Press Release dated September 12, 2012.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WORLDSTAR ENERGY, CORP.
Date: September 12, 2012	By: /s/ Michael Kinley Michael Kinley CFO